                                                                     EXHIBIT 8
                         [ALSTON & BIRD LLP LETTERHEAD]

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com


Terence J. Greene                                     Direct Dial: 404-881-7493


                              FORM OF TAX OPINION

                                 July __, 1998

Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Jacobs Bank
510 East Laurel Street
Scottsboro, Alabama 35768

                  Re: Agreement and Plan of Reorganization by and Between Jacobs Bank and Regions Financial Corporation

Ladies and Gentlemen:

         We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and Jacobs Bank pursuant to the Agreement and Plan of Reorganization dated as of February 18, 1998, (the "Agreement"), which provides for the merger of Regions Merger Subsidiary, a wholly-owned state bank subsidiary of Regions, with and into Jacobs Bank. All terms herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         In rendering this opinion, we have examined such documents as we deemed appropriate, including:

         (1)      the Agreement; and

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on July __, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement").

July __, 1998
Page 2




         In rendering the opinions expressed herein, we have assumed with the consent of Regions and Jacobs Bank that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

         In rendering the opinions expressed herein, we have relied on the consent of Regions and Jacobs Bank upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Regions and Jacobs Bank to us dated July ___, 1998 and July ___, 1998, respectively (the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

         Based on the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Description of the Transaction--Federal Income Tax Consequences of the Merger," we are of the opinion that, under presently applicable federal income tax law:

         1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Regions and Jacobs Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by holders of Jacobs Common Stock upon the exchange in the Merger of all of their Jacobs Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

         3. The aggregate tax basis of the Regions Common Stock received by holders of Jacobs Common Stock who exchange all of their Jacobs Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Jacobs Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         4. The holding period of the Regions Common Stock received by holders who exchange all of their Jacobs Common Stock solely for Regions Common Stock in the Merger will include the holding period of the Jacobs Common Stock surrendered in exchange therefor, provided that such Jacobs Common Stock is held as a capital asset at the Effective Time.

         5. The payment of cash to holders of Jacobs Common Stock in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax

July __, 1998
Page 3




purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions Common Stock redeemed, as provided in Section 302(a) of the Code.

         6. Where solely cash is received by a holder of Jacobs Common Stock in exchange for Jacobs Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Jacobs Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or or any factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local, or foreign law.

         We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    ALSTON & BIRD


                                    By:
                                       -------------------------------------
                                       Terence J. Greene, Partner